We hereby consent to the use in the Statement of Additional Information constituting part of this Post-effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 16, 2010 relating to the financial statements and selected per share data and ratios of Viking Mutual Funds (consisting of Viking Tax-Free Fund for Montana, Viking Tax-Free Fund for North Dakota, Viking Large-Cap Value Fund, and Viking Small-Cap Value Fund), which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus and on the back cover of the Prospectus.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota USA

April 30, 2010